Exhibit 10.4
FEDERAL SIGNAL CORPORATION
1415 W. 22nd Street, Oak Brook, Illinois 60523-2004
Phone 630-954-2026 Fax 630-954-2138
Jennifer Sherman
General Counsel
isherman@federalsignal.com
Mr. Marc Gustafson
3370 NW 85th Terrace
Ocala, FL 34482
Re: Agreement to Continue to Provide Assistance in Legal Matters
Dear Marc:
This letter will confirm the agreement between yourself, on the one hand, and Federal Signal Corporation and its subsidiaries and affiliated companies (collectively “the Company”), on the other hand, regarding your continuing to provide assistance with respect to certain matters that arise from or relate to your former employment with the Company, including your knowledge of the businesses and industries with which the Company is involved. This Agreement is in recognition of the unique level and types of information and knowledge you possess regarding certain of the legal and business activities of the Company by virtue of your positions, responsibilities, and experience. You and the Company acknowledge and agree that there is no one else currently employed by the Company who has the same level and types of information, knowledge, and experience you possess, and that your continuing availability and involvement on behalf of the Company is necessary and desirable to assist the Company in ongoing business or legal matters that might relate to your areas of knowledge. Accordingly, it is the parties’ understanding and intent that communications and dealings with you under this Agreement be conducted in the same manner and on the same confidential terms as if you were still a senior executive employee of the Company.
This Agreement shall cover assistance provided by you beginning on July 17, 2007 and shall continue for a period of one year from that date. This Agreement may be extended by mutual agreement of you and the Company and on such terms as are appropriate given the status of any relevant business or legal matters ongoing as of that time.

In consideration for the compensation and other benefits provided hereunder, you agree to make yourself available as often and on such terms as might be reasonably requested by the Company and its counsel to participate in and/or consult regarding any legal matters, and to make yourself reasonably available to consult regarding relevant business matters. The Company will provide as much advance notice as possible regarding activities in any legal matter that might require your involvement, and the Company and its counsel will make reasonable efforts to accommodate your schedule where possible consistent with deadlines and other requirements in any legal matter.
In consideration for your agreement to make yourself available to participate and consult in the legal and/or business matters as described above, and subject to your compliance with the terms and conditions of the Release and Severance Agreement executed by you and dated September 26,2007, the Company shall: (1) pay you, upon execution of this Agreement, an initial retainer amount of $10,000; (2) compensate you at the rate of $200 per hour for consulting time; and (3) reimburse you for actual out-of-pocket expenses incurred by you in providing services under this Agreement. Guaranteed minimum total compensation, excluding expense reimbursement, but including the retainer, shall be $20,000 (equal to 100 hours of consulting time which is charged first against the retainer). The parties reasonably believe you will spend 100 hours during the contract period assisting the Company with respect to such matters. However, if by July 17,2008 you have not received payment of at least $20,000, excluding expense reimbursement, the Company shall pay you on July 18,2008, the difference between the amount you have received and $20,000. This amount is based on the following factors: (1) the uniqueness of your information, knowledge, and experience as described above and the fact that there is no current employee of the Company who possesses the same level and types of information, knowledge, and experience as you do; (2) the reasonable value of your time based on that of persons with similar abilities and experience; (3) the parties’ reasonable anticipation as to the amount of time you will be called on to spend during the contract period on such legal and/or business matters; and (4) in light of the anticipated time you will be called on to spend during the contract period, the lost opportunity cost (based on the reasonable value of your time and experience) that you reasonably estimate you will incur due to your inability to commit to fulfill other opportunities that have been or are likely to be offered to you.
This Agreement is not intended as being compensation for any testimony you might be asked or required to provide in any legal matters, but rather is in recognition of (1) the Company’s need to maintain access to your unique information and knowledge as described above; (2) the reasonable value of your time and expenses now that you are no longer an employee of the Company, and (3) certain lost opportunity costs to you based on the amount of time it is anticipated you will be called on to spend regarding legal matters during the Agreement period.

Based on the foregoing, the parties intend that their communications regarding any legal matters shall be treated as if you were still a senior executive employee of the Company, and that all applicable legal privileges shall apply to their communications regarding such legal matters. Accordingly, you agree to keep all communications regarding such legal matters confidential and not to disclose such communications except as the Company might expressly authorize you to do so or as might be required by law or by court order. To the extent the Company provides or discloses to you any confidential or proprietary business information and/or documents during the course of the activities contemplated hereunder, you further agree to keep all such information and/or documents confidential and not to disclose such information and/or documents to any third parties except as the Company might expressly authorize you to do so or as might be required by law or by court order.
Please signify your acceptance of the terms of this Agreement by signing in the space indicated below. Thank you for your cooperation.
Sincerely,
Federal Signal Corporation

/s/ Jennifer Sherman
Jennifer Sherman
General Counsel
ACCEPTED AND AGREED TO BY:

/s/ Marc Gustafson Marc Gustafson

RELEASE AND SEVERANCE AGREEMENT
This Release and Severance Agreement (the “Agreement”) will confirm the understanding of Federal Signal Corporation and Marc F. Gustafson (“Employee”) in connection with the termination of Employee’s employment with E-One, Inc. (“E-One”) (Federal Signal Corporation and E-One are collectively referred to herein as the “Company”). We have reached Agreement upon the following arrangements.
The effective date of Employee’s separation from employment with the Company will be July 17, 2007 (the “Separation Date”). The Company agrees to pay Employee the following severance benefits (“Severance Benefits”) pursuant to the Company’s Executive General Severance Plan: (1) the sum of $498,108, which is an amount equal to the sum of (i) the Employee’s Base Salary, and (ii) the Employee’s target annual bonus; and (2) the sum of $95,880, which is an amount equal to the Employee’s unpaid prorated target annual bonus for the plan year in which the Separation Date occurs; in each case, less any applicable taxes including federal employment withholding taxes that are payable in connection with this amount. In accordance with IRS Code provision 409A final regulations, this amount will be paid to Employee as salary continuation over 12 months as equal monthly payments of approximately $49,499 (less applicable taxes). Employee understands that as a condition of receiving these Severance Benefits under the Company’s Executive General Severance Plan, the Employee is required to sign the general waiver and release in the form included in this Agreement. No Severance Benefits will be paid to the Employee until the release contained herein becomes irrevocable in accordance with its terms. Employee further understands that any vacation pay or other wages due to Employee will be paid separately with appropriate employment taxes withheld and the receipt of such wages is in no way contingent upon the signing of this Agreement. Nothing herein shall change or have an effect on any wages, pension, retirement or other employee benefits Employee may be entitled to under any Company retirement or benefit program. Any monies owed the Company by Employee may be deducted from the monies and the Severance Benefits, in accordance with applicable law. The Severance Benefits shall not be considered or counted as “compensation” for purposes of any of the Company’s welfare or pension benefit plans which provide benefits based, in any part, on compensation
As further Severance Benefits, the Company also agrees to continue any applicable welfare benefits of medical insurance, dental insurance and group term life insurance that Employee receives for 18 months following the Separation Date at the same premium cost, and at the same coverage level, as were in effect as of the Employee’s Separation Date, pursuant to the terms of the Company’s Executive General Severance Plan and COBRA. Employee must complete all necessary paperwork within the prescribed time period in order to receive this benefit. Employee shall make monthly COBRA premium payments in advance and shall send them to the Federal Signal Corporation office in Oak Brook, Illinois. If Employee fails to make such COBRA payments, Employee’s COBRA coverage will be cancelled. However, during the eighteen (18) months the Company continues the welfare benefits at the active employee rate, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and or coverage level, likewise, shall change in a corresponding manner for Employee. In addition, the continuation of these welfare benefits shall be discontinued prior to the end of the period described above if any required premium is not paid in full on time, the employee becomes covered under another group health plan, the employee becomes entitled to Medicare benefits (under Part A, Part B, or both), or the company ceases to provide any group health plan for its employees. Continuation may also be terminated for any reason the plan providing such coverage would terminate coverage of a participant or an eligible dependent.
The Company makes this Agreement to avoid the cost of defending any possible lawsuit. Employee acknowledges mat by making this Agreement the Company does not admit that it has done anything wrong. Employee understands that he has a period of forty-five (45) days to review and consider this

Agreement before signing it. He may use as much of this 45-day period as he wishes in making his decision. Employee further acknowledges that he may revoke the signed Agreement within seven (7) days after its signing. Any such revocation must be in writing and received by Jennifer Sherman in the legal department at Federal Signal Corporation in Oak Brook, Illinois within the seven (7) day period. Payment of the Severance Benefits described above will only begin after this Agreement becomes binding which takes place when the revocation period runs out seven days after the date of Employee’s signature.
Employee is strongly encouraged to consult with an attorney before signing this Agreement, however, whether he does so or not is his decision. Employee acknowledges that he has been advised that he should be represented by an attorney throughout the negotiation of the terms of this Agreement.
     (1) General Release. I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge the Company and its subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Releasees arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees and/or any other occurrence up to and including the date of this Agreement, including but not limited to:
(a)
claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act (to the extent permitted by law), and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)	claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c)
any other claim whatsoever including, but not limited to, claims for severance pay under any voluntary or involuntary severance/separation plan, policy or program maintained by the Releasees, claims for attorney’s fees, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees;

but excluding claims which I may make under state workers’ compensation or unemployment laws, and/or any claims which by law I cannot waive. Specifically excluded from this General Release is my right to file a charge with an administrative agency or participate in any agency investigation. I am, however, waiving my right to recover money in connection with such a charge or investigation. I am also waiving my right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

     (2) Covenant Not To Sue. In addition to and apart from the General Release contained in paragraph (1) above, I also agree never to sue any of the Releasees or become a party to a lawsuit on the basis of any claim of any type whatsoever arising on or prior to the date of this Agreement out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees, other than a lawsuit to challenge this Agreement under the ADEA.
     (3) Further Release And Acknowledgment. To the extent permitted by law, I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees. I also acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim. I acknowledge and agree that the Company’s provision of the Severance Benefits to me and my signing of the Agreement does not in any way indicate that I have any viable claims against the Company or that the Company has or admits any liability to me whatsoever.
     (4) Reemployment/Consulting Arrangement.. To the extent permitted by law, I further waive, release, and discharge Releasees from any reinstatement rights which I have or could have. I further acknowledge and agree that I will not seek employment with the Company and/or any other of the Releasees following the date of my separation from employment. Notwithstanding anything to the contrary stated above, simultaneous with the execution of this Agreement, the Company and I are entering into a consulting agreement for a one-year period, which is more specifically described in paragraph (5) below..
     (5) Non-Disparagement, Confidentiality, Cooperation, Non-Competition, Non-Solicitation. I promise that I shall not at any time or in any way disparage the Company and/or any of the other Releasees to any person, corporation, entity or other third party whatsoever. Also, the Company and/or any of the other Releasees promise, individually and in the aggregate, that they shall not at any time disparage the Employee to any person, corporation, entity, or other third party whatsoever.
     I agree from and after today to keep strictly confidential the existence and terms of this Agreement, and I further agree that I will not disclose them to any person or entity, other than to my immediate family, my attorney, and my financial advisor, or except as may be required by law.
     I acknowledge that after my Separation Date I shall not represent myself to be an employee of the Company nor take any action which may bind the Company with regard to any customer, supplier, vendor or any other party with whom I have had contact while performing my duties as an employee of the Company.
     I further agree that from and after today I shall not take any actions or make any statements to the public, future employers, current, former or future Company employees, or any other third party whatsoever that disparage or reflect negatively on the Company, and its affiliates, and its and their officers, directors, or employees.
     I further agree that for a period of one (1) year following the Separation Date, I will not, without the prior written consent of the Company, engage directly or indirectly (as an employee, consultant, independent contractor, officer, or in any other capacity) in any business or enterprise which is in competition with the Company or its successors or assigns. A business or enterprise will be deemed to be in competition if it is engaged in any significant business activity of the Company or its subsidiaries within the United States of America. For a one (1) year period following the Separation Date, I further agree that I will not, directly or indirectly, hire away or participate or assist in the hiring away of any person employed by the Company or its affiliates on my Separation Date and I will not solicit nor encourage any person employed by the Company or its affiliates on or after my Separation Date to leave the employ of the Company or its affiliates.
     I further agree from and after today to make myself available to the Company and its legal counsel to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which I was involved during my employment, including any threatened or actual investigation, regulatory matter and/or litigation concerning the Company, and to provide to the Company, if requested, information and counsel relating to ongoing matters of interest to the Company. For the first year following the Separation Date hereunder, the terms of my assistance will be governed by that certain letter agreement dated September 26, 2007, between myself and the Company (“Consultant Letter Agreement”), and in the event of any conflict between the terms of this paragraph and the Consultant Letter Agreement, the terms of the Consultant Letter Agreement will control. The Company will, of course, take into consideration my personal and business commitments, will give me as much advance notice as reasonably possible, and ask that I be available at such time or times as are reasonably convenient to me and the Company. The Company agrees to reimburse me for the actual out-of-pocket expenses I incur as a result of my complying with this provision, subject to my submission to the Company of documentation substantiating such expenses as the Company may require.
     Proprietary information, confidential business information and trade secrets (hereinafter collectively “Confidential Information”) which became known to me as an employee of the Company remains the property of the Company. Such Confidential Information includes, but is not limited to, materials, records, books, products, business plans, business proposals, software, personnel information and data of the Company and its affiliates and its customers, but excludes information which is generally known to the public or becomes known except through my actions. I agree from and after today that I will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for my own benefit or the benefit of others. Also, I acknowledge that I remain bound by the terms and conditions of the applicable provisions of the Company’s Code of Business Conduct.
     I acknowledge that the provisions of this Paragraph 5 are reasonable and not unduly restrictive of my rights as an individual and I warrant that as of the date I sign this Agreement I have not breached any of the provisions of this Paragraph 5. I further acknowledge that in the event that I breach any of the provisions of this Paragraph 5, such breach will result in immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies at law for such breach would be inadequate. The Company shall, therefore, be entitled to apply without bond to any court of competent jurisdiction for an injunction to restrain any violation of this Paragraph 5 by me and for such further relief as the court may deem just and proper.
     (6) Consequences of Breach of Covenant Not To Sue, Breach of Covenant Not To Seek Reinstatement or Reemployment, or Breach of Non-Disparagement, Confidentiality, Cooperation, Non-Competition and Non-Solicitation Provisions. I further acknowledge and agree in the event that I breach the provisions of paragraphs (2), (4) or (5) above, (a) the Company will be subject to irreparable injury and shall be entitled to apply for without bond and receive an injunction to restrain any such violation(s) and for such further relief as the courts may deem just and proper, (b) the Company shall not be obligated to continue the availability or payment of Severance Benefits to me, (c) I shall be obligated to pay to the Company its costs and expenses to enforce my obligations and the Company’s rights under this Agreement (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c), at the Company’s option, I shall be obligated upon demand to repay to the Company all but $500.00 of the Severance Benefits paid or provided to me, and the foregoing shall not affect the validity of this Agreement and shall not be deemed to be a penalty nor a forfeiture. The Company agrees in the event that the Company and/or any of the other Releasees breach the non-disparagement provision in paragraph

(5) above, as adjudicated by a court of competent jurisdiction or an award of the arbitrator in accordance with paragraph (13) below, the Company shall be obligated to pay to the Employee his costs and expenses, including reasonable legal fees, incurred by Employee to enforce his rights under paragraph (5) above.
Not withstanding the foregoing, the Company’s determination that Employee breached the provisions of paragraphs (2), (4) or (5) above shall be communicated to Employee, by written Notice of Breach, at least 6 business days prior to the date the Company takes any action under this paragraph (6) (b) (c) and (d). The written Notice of Breach shall indicate the specific provision(s) of paragraphs (2), (4) or (5) claimed to be breached and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for determination that a breach has occurred.
     (7) Company Property/Expenses. I agree to promptly return to the Company (as soon as practicable following the Separation Date) all Company property, including, but not limited to, Company car, cell phone, information technology equipment, documents and records and other physical or personal property of the Company in my possession or control, and agree not to keep, transfer or use copies or excerpts of the foregoing items. I agree that all business expenses for which I am entitled to reimbursement are documented and submitted for approval on a timely basis and any final expenses are submitted within ten (10) days after the Separation Date.
     (8) Time to Consider Agreement. I acknowledge that I have been given at least forty-five (45) days to consider this Agreement thoroughly and I was encouraged to consult with my personal attorney at my own expense, if desired, before signing below. I further agree that any changes made to this Agreement will not restart the running of the 45-day period referenced herein.
     (9) Time to Revoke Agreement. I understand that I may revoke this Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to Jennifer Sherman, General Counsel,, Federal Signal Corporation, 1415 West 22nd Avenue, Suite 1100, Oak Brook, IL 60523. I further understand that if I revoke this Agreement, I shall not receive the Severance Benefits.
     (10) Consideration. I also understand that the Severance Benefits which I will receive in exchange for signing and not later revoking this Agreement are in addition to anything of value to which I am already entitled.
     (11) RELEASE INCLUDES UNKNOWN CLAIMS. I FURTHER UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING ON OR PRIOR TO THE DATE OF THIS AGREEMENT. NOTHING CONTAINED HEREIN SHALL BE CONSTRUED AS A WAIVER, RELEASE, BAR TO, AND/OR PROHIBITION AGAINST ANY CLAIM BY ME TO ENFORCE THE TERMS OF THIS AGREEMENT.
     (12) Severability. I acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect.
     (13) Governing Law. This Agreement is deemed made and entered into in the State of illinois, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law the internal laws of the State of Delaware shall apply, without reference to its conflict of law provisions. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the State of Illinois. Notwithstanding the foregoing, in accordance with Article 6.2 of the Executive General Severance Plan dated November 2006 (the “Plan”), the Parties shall have the right and option (in lieu of litigation) to have any dispute or controversy arising under or in connection with the Plan settled by arbitration, subject to the limitations set forth in Article 6.2.
     (14) Knowing And Voluntary Waiver and Release. I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Agreement and that I voluntarily enter into this Agreement by signing below. I am encouraged to consult with an attorney of my choice at my own expense prior to signing this Agreement.
     (15) General Matters. I acknowledge and agree that in signing this Agreement I do not rely and have not relied on any representation or statement by the Company or by its employees, agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement.
     The language of all parts of this Agreement shall be construed according to its fair meaning, and not strictly for or against either party. The provisions of this Agreement shall survive any termination of this Agreement when necessary to effect the intent and terms of this Agreement expressed herein.
     No modification of any provision of this Agreement shall be effective unless made in writing and signed by me and a duly authorized senior executive of the Company. This Agreement shall not be assignable by me.

/s/ Marc Gustafson (Signature)

9/26/07
(Date)

/s/ Richard Blue
(Witness)

/s/ Jennifer L. Sherman
(Company Representative )

STATE OF	Florida	)	ss

COUNTY OF	Marion
     The undersigned, notary public in and for the above county and state, certifies that Marc Gustafson, known to me to be the same person whose name is subscribed to the foregoing Agreement, appeared before me in person and acknowledged signing and delivering the instrument as his/her free and voluntary act, for the uses and purposes therein set forth.
     Dated: 9-26-2007

/s/ Suzanne Aldana Notary Public
Date Commission Expires: 6-2-2011

Notary Public
Residing in	Marion	County,	FL